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                                                                       EXHIBIT 6




October 6, 1999


Board of Directors
Provident Mutual Life Insurance Company
  Company of America
1050 Westlakes Drive
Berwyn, PA  19312

RE:      PROVIDENT MUTUAL LIFE INSURANCE COMPANY
         PROVIDENT MUTUAL VARIABLE GROWTH SEPARATE ACCOUNT, ET AL. FILE NOS. 333-82613 / 811-4460


Directors:

In my capacity as actuary to Provident Mutual Insurance Company (the "Company"), I have provided actuarial advice concerning and participated in the design of the Company's flexible premium variable life insurance policies (the "Policies"). I have also provided actuarial advice concerning the preparation of pre-effective amendment number one to the Form S-6 registration statement for the Policies (File No. 333-82613) and Provident Mutual Variable Growth Separate Account, et al. (the "Accounts") in connection with the registration of an indefinite amount of securities in the form of such Policies with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

It is my professional opinion that:

1. The illustrations of death benefits, policy account values, net cash surrender values and accumulated premiums in Appendix A of the prospectus included in the registration statement for the Policies (the "Prospectus"), based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear correspondingly more favorable to prospective purchasers of Policies, ages 55 and 50, in the underwriting classes illustrated than to prospective purchasers of Policies at other ages and underwriting classes.

2. The Prospectus information contained in (a) the examples illustrating the calculation of death benefits under different death benefit options, (b) the examples illustrating the effects of death benefit option changes on pages 21 and 22, and (c) the examples of the effect of a partial withdrawal on pages 30 and 31, are consistent with the provisions of the Policies.
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I hereby consent to the filing of this opinion as an exhibit to the Form S-6 registration statement for the Policies and the Account.

Sincerely,

/s/Scott V. Carney

Scott V. Carney, FSA, MAAA
Vice President and Actuary

SVC:daf